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                                                              Exhibit (e)(ii)(A)

                                                         Dated: December 1, 1995
                                                    Last Amended: March 15, 2000

                                   EXHIBIT A
                                      TO
                       ADMINISTRATIVE SERVICE AGREEMENT

     This Agreement is adopted by Fifth Third Funds with respect to Investment C Shares of the following Funds of the Trust:

                              Investment C Shares
                              -------------------

                  Fifth Third U.S. Government Securities Fund
                         Fifth Third Quality Bond Fund
                        Fifth Third Quality Growth Fund
                           Fifth Third Mid Cap Fund
                           Fifth Third Balanced Fund
                      Fifth Third Ohio Tax Free Bond Fund
                     Fifth Third International Equity Fund
                        Fifth Third Equity Income Fund
                       Fifth Third Bond Fund For Income
                        Fifth Third Municipal Bond Fund
                           Fifth Third Pinnacle Fund
                           Fifth Third Cardinal Fund
                          Fifth Third Technology Fund

     In compensation for the services provided pursuant to this Agreement, FIFTH THIRD BANK will be paid a monthly fee computed at the annual rate of up to 0.25% of the average aggregate net asset value of the Investment C Shares of each applicable Fund held during the month.


FIFTH THIRD FUNDS                            FIFTH THIRD BANK


By: /s/ Jeffrey Cusick                       By: /s/ Scott N. Degerberg
    Jeffrey Cusick                           Name: Scott N. Degerberg
    Vice President                           Title: Vice President